NaturalNano Announces Plan for $2.5 Million of Additional Funding

Plan Includes Extension and Forgiveness of Existing Debt

ROCHESTER, N.Y. – August 19, 2008 – NaturalNano, Inc. (OTCBB: NNAN) (FWB: N3N), a developer of advanced nanomaterials, today announced a commitment from Platinum Long Term Growth I, LLC, Longview Special Financing, Inc. and certain other parties (together the “Lenders”) to establish a senior convertible debt financing of up to $2.5 million for NaturalNano and to extend the terms of the Company’s existing senior debt.

NaturalNano and the Lenders are negotiating definitive agreements with respect to the proposed financing. A closing date has not yet been established.

On August 1, 2008, in connection with, and as a condition to the financing already provided by Platinum, Technology Innovations, LLC (“TI”), NaturalNano’s majority shareholder at the time, agreed to sell its common share holdings in NaturalNano at the direction of the Company and agreed to cancel and forgive approximately $1.1 million of principal, interest, fees and expenses accrued and due on the note held by TI. In consideration for the cancellation of the debt, NaturalNano has agreed to issue to TI a warrant to purchase up to 4.99% of the Company.

About NaturalNano, Inc.

NaturalNano, Inc. (www.naturalnano.com) (OTCBB: NNAN) (FWB: N3N) is a materials science company focused on developing and commercializing advanced nanocomposites and extended release nanotechnologies. Based in Rochester, NY, the Company is focused on additive technologies and processes, including its proprietary Pleximer™ polymer additive, that add value to industrial polymers, plastics and composites, as well as consumer and industrial products. NaturalNano holds and licenses over 25 patents and applications, as well as proprietary know-how for extraction and separation processes, compositions, and derivatives of Halloysite and other nanotubes. For more information, visit http://www.naturalnano.com

Cautionary Statement Regarding Forward-Looking Statements: This press release may contain forward-looking statements regarding future events and future performance of NaturalNano that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of NaturalNano's filings with the Securities and Exchange Commission. The most recent annual reports on Form 10-KSB and quarterly reports on Form 10-QSB filed by NaturalNano provide information about these factors, which may be revised or supplemented in future reports to the SEC on those forms or on Form 8-K. We caution investors not to place undue reliance on forward-looking statements, and we do not undertake any obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where expressly required by law.

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Contact:

Patrick Kane, Karen Keller

Lambert, Edwards & Associates

616.233.0500 / pkane@lambert-edwards.com